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                             SHAREHOLDERS' AGREEMENT












                                   CLAYTON UTZ
                   215 Adelaide St Brisbane Qld 4000 Australia
                  GPO Box 55 Brisbane Qld 4001 DX 128 Brisbane
            Ph (07) 3292 7000 Int + 617 3292 7000 Fax (07) 3292 7950

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                                TABLE OF CONTENTS


CLAUSE NO:                                                            PAGE NO:

1.    DEFINITIONS AND INTERPRETATION                                        1

2.    CONDUCT OF THE AFFAIRS OF THE COMPANY AND AUSCRIPT                    3

3.    ISSUE OF SHARES                                                       7

4.    TRANSFER OR DISPOSITION OF SHARES                                     8

5.    GENERAL SALE PROVISIONS                                              12

6.    FAIR MARKET VALUE                                                    14

7.    TERMINATION                                                          15

8.    GENERAL                                                              16




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         AGREEMENT made at Sydney and Ontario on              January 2001

BETWEEN VOICEIQ INC., a company incorporated under the laws of the Province of Ontario, Canada (hereinafter referred to as "VIQ")

AND B2G.COM LIMITED, a company incorporated under the laws of New South Wales, Australia (hereinafter referred to as "B2G")

AND B2G LEGAL PTY LTD., a company incorporated under the laws of New South Wales, Australia (hereinafter referred to as the "Company")


RECITALS

A. The Company's issued capital consists of one hundred (100) Ordinary Shares which is owned by B2G;

B. VIQ has acquired on the date hereof a 7% Convertible Note of the Company with a face value of $1,450,000 which is convertible into one hundred (100) Ordinary Shares of the Company during the period of 60 days following the date hereof;

C. If and when the Note is converted into one hundred (100) Shares of the Company, each of VIQ and B2G will be the registered and beneficial owner of one-half of the outstanding Shares of the Company;

D. There are no other authorised classes of Shares in the capital of the Company and there are no other issued and outstanding Shares in the capital of the Company;

E. The Shareholders wish to enter into this agreement to provide for the management of the Company and to regulate dealings with their investments in it;

F. In consideration of the mutual agreements herein set forth, the parties hereto have agreed one with each of the others as follows:

THE PARTIES AGREE:

1.       DEFINITIONS AND INTERPRETATION

1.1      UNLESS THE SUBJECT MATTER OR CONTEXT OTHERWISE REQUIRES:

         "ACCOUNTING PRINCIPLES" means the accounting standards as in force under the Law and, to the extent not inconsistent, the standards and principles adopted by The Australian Society of CPA's and the Institute of Chartered Accountants in Australia.

         "ASSOCIATE" has the meaning given to that term by section 11 of the Law as at the date of this Agreement.

         "AUSCRIPT" means Auscript Pty Limited, ACN 082 664 220, a company incorporated under the laws of New South Wales, Australia.

         "BUSINESS DAY" means any day except Saturday, Sunday or any day on which banks are not generally open for business in Sydney, Australia.



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         "BUSINESS OF THE COMPANY" means the business of acting as a holding corporation of all of the issued and outstanding shares of Auscript.

         "BUSINESS OF AUSCRIPT" means the business of providing monitoring and transcription services to Courts, Conciliations and Arbitrations and related bodies throughout Australia and the Asia-Pacific region and providing a suite of other court and legal support services including such activities set out in the B2G Legal Business Plan dated 6 November 2000.

         "CONSTITUTION" means the constitution of the Company, as amended.

         "CONTROL" has the meaning given by section 50AA of the Law as at the date of this Agreement.

         "CONVERTIBLE NOTE" means the 7% convertible promissory note of the Company having a face value of $1,450,000 which is convertible into one hundred Ordinary Shares at any time on or before 60 days from the issuing of the Convertible Note.

         "FAIR MARKET VALUE" has the meaning attributed thereto in clause 6.

         "LAW" means the Corporations Law.

         "ORDINARY SHARES" means the Ordinary Shares in the capital of the Company.

         "PERSON" means an individual, a partnership, a corporation, a trust, an unincorporated organisation, a government or any departments or agency thereof and the heirs, executors, administrators or other legal representatives of an individual, and word importing persons have a similar meaning.

         "RELATED BODY CORPORATE" has the meaning given to it in the Law as at the date of this Agreement.

         "SHAREHOLDER" means any holder of Shares.

         "SHAREHOLDING PROPORTION" means the proportion which the number of Shares owned such Shareholder bears to the total number of issued Shares.

         "SHARES" means shares of any class or series in the capital of the Company whether currently or subsequently authorised.

         "THIS AGREEMENT", the "AGREEMENT", "HERETO", "HEREOF", "HEREIN", "HEREBY", "HEREUNDER", and similar expressions mean or refer to this Agreement as amended from time to time and any agreement or instrument supplemental or ancillary hereto or in implementation hereof, and the expression "CLAUSE" followed by a number or letter mean and refer to the specified clause of this Agreement.

1.2      INTERPRETATION

         (a)      Extended Meanings

         Words importing the singular number include the plural and vice versa and words importing gender include all genders.

         (b)      Business Days

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         If any payment is required to be made or other action is required to be taken pursuant to this Agreement on any day which is not a Business
         Day, then such payment or action shall be made or taken on the next Business Day.

         (c)      Interpretation Not Affected By Headings

         The division of this Agreement into clauses and insertion of headings are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

         (d)      Currency

         Unless otherwise indicated, all references in currency herein are the lawful money of Australia.

         (e)      Entire Agreement

         This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and, except as stated herein and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations, undertakings and agreements of the respective parties. There are no verbal representations, undertakings or agreements of any kind between the parties respecting the subject matter hereof except those contained herein. This Agreement supersedes any prior negotiations and discussions of the parties with respect to the subject matter of this Agreement. No amendment of this Agreement shall be binding unless it is executed in writing by all of the parties to this Agreement.

2.       CONDUCT OF THE AFFAIRS OF THE COMPANY AND AUSCRIPT

2.1      THIS AGREEMENT TO AUTOMATICALLY COME INTO EFFECT

         This Agreement will automatically come into effect on the conversion by VIQ of the Convertible Note and will from this time regulate the management of the Company and the parties' dealings with the investments in the Company according to the terms of this Agreement.

2.2      COMPLIANCE WITH AGREEMENT

         The Shareholders must at all times do and cause to be done all acts and things and vote their Shares and otherwise exercise their respective rights, as Shareholders or otherwise, to the extent permitted by law, to cause such meetings to be held, resolutions to be passed, constitution to be amended and documents to be executed so that at all times the provisions, conditions, restrictions and prohibitions contained in this Agreement relating to their respective shareholdings in the capital of the Company and the business and affairs of the Company and Auscript shall be performed and complied with.

2.3      CONFLICT WITH CONSTITUTION

         In the event of inconsistency between this Agreement and the Constitution of the Company and Auscript, this Agreement shall apply, and the parties shall immediately make all changes to the Constitution of the Company and Auscript as are necessary and lawful to render them consistent with this Agreement.



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2.4      MANAGEMENT AND AUDITORS

During the term of this Agreement, unless they otherwise agree, each Shareholder hereby agrees to vote any Shares owned by such Shareholder and take any other necessary steps such that:

         (a) The board of directors of each of the Company and Auscript shall consist of four directors.

         (b) Resolutions of the board of directors of each of the Company and Auscript shall be decided by a majority of those voting; and in the event of a voting tie, the chairman of the board of directors shall not have a second casting vote.

         (c) Except where otherwise required by the Law and except as otherwise provided in this Agreement, resolutions of the shareholders of each of the Company and Auscript shall be decided by a majority of those voting; and in the event of a voting tie, the chairman of any meeting of shareholders shall not have a second casting vote.

         (d) Each of VIQ and B2G shall be entitled to nominate and have appointed two directors to the board of directors of the Company and Auscript.

         (e) Any Shareholder may replace any director nominated by it at any time.

         (f) If any vacancy occurs on the board of directors of the Company or Auscript, such vacancy shall be filled by a person nominated by the Shareholder whose nominee left the board and created the vacancy.

         (g) The directors of the Company and Auscript shall appoint the officers of the Company and of Auscript.

         (h) All requisite meetings of directors and shareholders of the Company and Auscript shall be held from time to time for the purpose of electing to the board any person nominated by a Shareholder as its respective representative. The parties hereto agree to vote, and cause the directors to appoint, any person nominated by a Shareholder as its respective representative to the board of directors of the Company and Auscript.

         (i) A quorum for meetings of the board of directors of the Company and Auscript shall be at least two directors and no business shall be conducted by the board of directors of the Company or Auscript unless an equal number of representatives of VIQ and B2G are present or unless the representative of the shareholder whose representative is not present votes in favour of any resolution passed or business conducted at such meeting.

         (j) Each of the Shareholders shall use its best efforts to, and shall cause its nominee directors to, act promptly and expeditiously in considering and making decisions on those matters regarding the affairs of the Company and Auscript that require shareholders approval or board approval and, in so doing, shall avoid unreasonable delays which would prevent the management of the Company and Auscript from continuing to function in a timely manner. In this regard, any Shareholder entitled to nominate a director or directors may call meetings of the Board or circulate resolutions for the signature of all the directors, and may circulate for signature by the Shareholders consents to signify Shareholder's approval.

         (k) The auditors of the Company and Auscript will be a recognised firm of chartered accountants independent of both B2G and VIQ (and their shareholders), and acceptable to each of VIQ and B2G.



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         (l)      The registered office of the Company shall be located at Level
                  9, 124 Phillips Street, Sydney, New South Wales and the registered office of Auscript shall be located at Level 40, 60-70 Elizabeth Street, Sydney, New South Wales, Australia.


2.5      FINANCIAL STATEMENTS AND RECORDS

         (a) Within 90 days after the end of each financial year, the Company will furnish to the parties hereto a copy of the financial statements for each of the Company and Auscript, which financial statements will be prepared in accordance with the Accounting Principles and with the report of the auditors thereon.

         (b) Within 45 days after the end of each quarter of each financial year, the Company will furnish to the parties hereto a copy of the unaudited interim financial statements of each of the Company and Auscript for such three-month period.

         (c) The financial statements referred to in clauses (a) and (b) above shall include a balance sheet prepared as of the end of the financial period in question profit and loss accounts and statements of cash flow, retained earnings and of changes in financial position for the financial periods in question.

         (d) Each of the Company and Auscript shall at all times maintain at its registered office proper books of account, which shall contain accurate and complete records of all transactions, receipts, expenses, assets and liabilities of the Company and Auscript, as the case may be, and shall provide all Shareholders reasonable access to them.

         (e) The Company shall permit Persons designated by any Shareholder to examine the books and financial records of the Company and Auscript and to discuss their affairs, finances and accounts, all at such reasonable times and as often as may reasonably be requested by the Shareholder. The Persons designated by the Shareholder may include accountants, consultants or others appointed by the Shareholder to examine all or any aspect of the operations of the Company and Auscript, and the Company agrees to answer any enquiries which such Persons may make fully and fairly and to the best of its ability. The Company agrees that such Persons may, in the course of their investigations, discuss the business and affairs of the Company and Auscript with the officers, directors and employees of the Company and Auscript and with the auditors or accountants of the Company and Auscript and other reasonably expected to have knowledge of the relevant matters. All information obtained and opinions developed in the course of such examinations, inspections or enquiries shall be retained in strict confidence and not used or disclosed by such Shareholder except in the interest of the Company or Auscript, as the case may be, any Shareholder's enforcement of its rights hereunder, or in the Shareholder's dealings with the Shares owned by it.

2.6      RESTRICTION ON CERTAIN CORPORATE ACTIONS

         During the term of this Agreement, the Company will not, nor will it cause or permit any subsidiary including Auscript to, without, in each case, either (i) the prior approval of all of the directors of the Company expressed by a resolution passed by the unanimous approval of directors voting thereon or an instrument in writing signed by all directors or (ii) the prior approval of all holders of the Ordinary Shares expressed by a resolution passed by the unanimous approval of Shareholders voting thereon or by an instrument in writing signed by all Shareholders:

         (a) amalgamate with, or merge into, any other corporation (other than an amalgamation or merger with a wholly-owned subsidiary);

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         (b)      sell, transfer or otherwise dispose of all or substantially all of its assets;

         (c) enter into any corporate transaction (whether by way of reconstruction, reorganisation, consolidation, amalgamation, merger, sale, lease or otherwise) whereby all or substantially all of its undertaking, property or assets or any portion thereof would become the property of any other Person or in the case of any such amalgamation or merger, the property of the continuing corporation resulting therefrom;

         (d)      dissolve, wind-up or liquidate;

         (e)      amend or change its Constitution;

         (f) guarantee or otherwise become liable for any debts or obligations of any Person other than of the Company and Auscript;

         (g) lend money to any Person other than loans to Auscript or advances in the ordinary course of business;

         (h) incur whether absolutely or contingently indebtedness for borrowed money whether directly or by financing, lease or other indirect financing arrangements;

         (i) convey, sell, lease, exchange, mortgage, transfer or otherwise dispose of all or substantially all of the property or assets of the Company or Auscript or of a part of the property or assets of the Company or Auscript having a value in excess of $40,000 in respect of any one item or $250,000 (in aggregate) in respect of items sold in one financial year out of the ordinary course of the Business of the Company or of the Business of Auscript;

         (j) purchase, lease or otherwise acquire, in any one transaction any asset having a value in excess of $100,000, or in any financial year assets having an aggregate value in excess of $250,000 out of the ordinary course of the Business of the Company or of the Business of Auscript;

         (k) enter into any acquisition or agreement to acquire any capital asset, any lease or agreement to lease of real or personal property or any acquisition or agreement to acquire property by way of conditional sale agreement or agreement granting a purchase money security interest having a value in excess of $100,000 in respect of any one transaction or $250,000 (in aggregate) in respect of one financial year;

         (l) grant a security interest in all or any of the assets, business or properties of the Company or Auscript;

         (m) appoint officers and other senior employees of the Company or Auscript, if their annual base salary would exceed $100,000 ("Senior Executives");

         (n) make any change in the appointment, compensation or benefits of any such Senior Executives, other than changes approved by the board of directors;

         (o) distribute surplus or earnings, return share capital, repurchase or redeem Shares or other obligations, except as provided for herein;

         (p)      declare any dividend on any Shares;


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         (q)      repay loans or advances made by Shareholders to it, except as provided for herein;

         (r) enter into any material transaction in which any director, officer, shareholder or employee of the Company, Auscript or any associate or Related Body Corporate of any such Person has a material interest;

         (s) participate, directly or indirectly in any business other than the Business of the Company or the Business of Auscript;

         (t) cause any material change to the Business of the Company or the Business of Auscript;

         (u) acquire assets not required in the conduct of the Business of the Company or the Business of Auscript;

         (v) enter into any material contract, agreement, obligation, liability or other transaction which is not in the ordinary course of establishing or carrying on the Business of the Company or the Business of Auscript;

         (w) discontinue the Business of the Company or the Business of Auscript;

         (x)      change its auditors; or

         (y) permit the Company to carry on any business other than that of a financial holding corporation.

3.       ISSUE OF SHARES

3.1      RESTRICTION ON ISSUE

         Except as the parties hereto may otherwise agree in writing, there shall be no additional issue of Shares or securities convertible, exercisable or exchangeable into Shares and Auscript shall not issue any additional shares or securities convertible, exercisable or exchangeable into shares.

3.2      PRE-EMPTION RIGHTS

         If the parties do agree in writing that the Company will issue securities (including Shares) the Shareholders shall cause the Directors to apply the following procedures:

         (a) The Company must issue an invitation to each Shareholder to subscribe for securities in their Shareholding Proportion ("OFFER SHARES").

         (b) Where the number of Offer Shares that would otherwise be offered to a Shareholder includes a fraction, that fraction will be rounded up or down as determined by the Secretary acting in good faith.

         (c) The invitation to subscribe for the Offer Shares must be made by written notice specifying the total number of Offer Shares and the Shareholding Proportion offered to each Shareholder, the subscription price, and the period of 20 Business Days within which the Shareholder must give notice under clause 3.2(d) after which time the invitation will lapse.

         (d)      A Shareholder must by written notice to the Secretary:



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                  (i)      reject all of the Offer Shares offered to it;

                  (ii)     accept a lesser number of such Offer Shares;

                  (iii)    accept all of such Offer Shares; or

                  (iv) accept all of such Offer Shares and indicate the number of additional Offer Shares it would be prepared to subscribe for.

         (e) If a Shareholder does not advise the Secretary as required by clause 3.2(d), the Shareholder shall be deemed to have rejected all of the Offer Shares.

         (f) If a Shareholder rejects all of the Offer Shares offered to it or accept a lesser number of Offer Shares than offered to it, those Offer Shares which are not so accepted must then be offered to those Shareholders who indicated they would be prepared to subscribe for additional Offer Shares in accordance with the number of additional Offer Shares those Shareholders indicated they would be prepared to subscribe for, or if there were more additional Offer Shares so specified by the other Shareholders than were rejected by the Shareholder concerned, then the additional Offer Shares must be offered on a pro-rata basis with the process continuing until all additional Offer Shares have been accepted and allocated to Shareholders or no Shareholder is willing to take up any remaining balance; and

         (g) If the Company does not receive sufficient acceptances in relation to all of the Offer Shares at the relevant subscription price, the Company may offer any remaining Offer Shares for subscription at the subscription price within 40 Business Days of the end of the procedures under sub-clauses
                  (a)- (f) of this clause 3.2 to any person who agrees in writing in the form of the Accession Deed to be bound by the terms of this Agreement.

4.       TRANSFER OR DISPOSITION OF SHARES

4.1      RESTRICTIONS ON TRANSFERS

         Except as expressly provided herein or as specifically consented to in writing by the parties hereto, the parties hereto shall not, and shall not make any agreement to, directly or indirectly, sell, assign, transfer, give, devise, bequeath, mortgage, pledge, hypothecate or otherwise dispose of, alienate or in any way encumber or create a security interest in, or grant any option on, any of the Shares in the capital of the Company they respectively own or may own for any reason or purpose whatsoever. Any attempt to accomplish or effect any or all of the acts prohibited thereby shall be null and void.

4.2      DEEMED CONSENT TO PERMITTED TRANSFER

         For the purposes of this Agreement and the Constitution of the Company, each Shareholder shall be deemed to have consented to every transfer of Shares that is made in accordance with the provisions of this Agreement.

4.3      EXEMPT TRANSFERS

         The provisions of clause 4.1 shall not apply to the transfer or pledge of any Shares by any party hereto to any other party hereto. In addition and notwithstanding the provisions of clause 4.1, a Shareholder (the "Transferor") may transfer all (but not less than all) of the Shares owned by it to any Related Body Corporate of the Shareholder (the "Transferee"). No transfer hereunder to a Transferee shall be valid and effective under the provisions of this clause 4.3, unless


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         the Transferee shall continue to be a Related Body Corporate of the
         Transferor after such transfer. No Transferor may, after the sale or transfer of the Shares owned by it to a Related Body Corporate pursuant hereto, take or permit any action whereby such Related Body Corporate will cease to be a Related Body Corporate (except by winding up or merger of the Transferor into the Related Body Corporate) without first either causing the Related Body Corporate to retransfer all of the Shares to the Transferor or a Related Body Corporate of the Transferor from whom the Shares were acquired.

4.4      ADDITIONAL PARTIES

         Every transfer or pledge of Shares, whether contemplated by clause 4.3 or otherwise, shall be subject to the condition that the transferee (or pledgee) shall, if not a party hereto, agree to be bound by the terms hereof and become a party hereto, failing which such transfer or pledge shall be void. No such transfer or pledge shall relieve the transferor of any of its obligations hereunder unless the other parties agree.

4.5      MANDATORY TRANSFER

         In the event that:

         (a) an order is made or a resolution is effectively passed for the winding up of a Shareholder (not being a winding up for the purpose of amalgamation or reconstruction of the Shareholder);

         (b) a receiver or receiver and manager or an administrator or trustee is appointed or an encumbrancer takes possession of the whole or any material part of the undertaking or property of a Shareholder;

         (c) a Shareholder enters into any arrangement, compromise or composition with or assignment for the benefit of its creditors generally or any of them;

         (d) a Shareholder ceases to carry on business or suspends payment of its debts generally; or

         (e) in the case of a Shareholder not incorporated in Australia any event analogous to any of the events described above under the law of the country or state of incorporation of the Shareholder, the other Shareholders shall have the right to purchase all but not less than all of the Shares of any such Shareholder as nearly as may be in proportion to the number of Ordinary Shares then held respectively among themselves. The price of such Shares shall be agreed upon by the Shareholders or their representative or, in default of such agreement, shall be the Fair Market Value of the Shares. A Shareholder may exercise this right at any time within 90 days after receiving actual notice of the event by giving notice in writing to the other Shareholders and the Company that it intends to exercise such right.

4.6      RIGHTS OF FIRST OFFER AND FIRST REFUSAL

         A Shareholder who desires to sell (the "Seller") all, but not less than all of the Ordinary Shares owned by him (the "Offered Securities") shall give notice (the "Selling Notice") to the other Shareholders (the "Other Shareholders") of his intention so to do. The Selling Notice shall state the price per Share at which the Seller is prepared to sell the Offered Securities, shall provide that the purchase price is to be paid in full on the completion of the sale and the proposed date of sale (the "Sale Date"), which shall not be less than 45 days nor more than 60 days after the date on


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         which the Selling Notice is given to the Other Shareholders. In such event, unless all the Other Shareholders and the Seller otherwise agree, the following provisions shall govern such purchase and sale:

         (a) the Selling Notice shall be deemed to be an offer, irrevocable within the time hereinafter specified for acceptance, by the Seller to sell the Offered Securities to the Other Shareholders;

         (b) within 30 days after receipt of the Selling Notice, each Other Shareholder may give to the Seller a notice of acceptance (an "Acceptance Notice") which shall set forth the number of Offered Securities which such Other Shareholder is willing to purchase from the Seller;

         (c) if the Other Shareholders collectively are prepared to purchase all or more than all of the Offered Securities, then the Other Shareholders shall be entitled to purchase the Offered Securities. If all of the Other Shareholders do not claim their respective proportions, the unclaimed Offered Securities shall be allocated so as to satisfy the unsatisfied claims of Other Shareholders for Offered Securities in excess of their proportions and, if the claims in excess are more than sufficient to exhaust such unclaimed Offered Securities, the unclaimed Offered Securities shall be divided among the remaining Other Shareholders in proportion to their holdings of Shares immediately prior to the delivery of the Selling Notice. The allocation method set out in this paragraph shall be, if necessary, repetitively applied until either (i) all Offered Securities are accepted, or (ii) all claims of the Other Shareholders for Offered Securities are satisfied. An Other Shareholder shall not be bound to purchase any Offered Securities in excess of the number which it agreed to purchase in his Acceptance Notice;

         (d) if none of the Other Shareholders accepts the offer or the Other Shareholders collectively are not prepared to purchase all of the Offered Securities, then the Seller may sell all (but not less than all) of the Offered Securities to any other person (a "Third Party") within 60 days after the Sale Date at a price per security not less than the price per security and on terms and conditions not more favourable than the terms and conditions on which the Seller is required first to offer to sell the Shares to the Other Shareholders pursuant to this clause 4.6. In the event that the Seller does not sell the Offered Securities to a Third Party within such 60 day period, then the provisions of this Agreement shall once again apply and so on from time to time; and

         (e) if the Seller has received, prior to the date of the Selling Notice, a bona fide offer from any other person (a "Third Party") to purchase the Offered Securities for cash which it wishes to accept, then a copy of such offer shall be sent to each Other Shareholder with the Selling Notice which shall be delivered to the Other Shareholders in accordance with this clause 4.6, and the terms and conditions of sale set forth in the Selling Notice shall be the same as those set forth in such offer, and the Sale Date proposed shall not be less than 45 days nor more than 60 days after the date on which the Selling Notice is given to each Other Shareholder. By delivering a Selling Notice, the Seller represents and warrants to each Other Shareholder that no direct or indirect collateral benefit or supplementary consideration (whether or not in the nature of money, property, securities or other benefits or opportunities) has been or is to be paid or received by the Third Party or any other person not at arm's length with it, in connection with the Third Party's offer and that such offer is not made as part of or in connection with any other transaction. Each such Other Shareholder shall be entitled to obtain from the Seller and the Third Party and review all documents relevant to this issue of collateral benefit or supplementary consideration.

4.7      "TAG-ALONG" RIGHTS



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

         The following rights and obligations apply to transactions to which clause 4.6 applies where, after compliance with the provisions of clause 4.6, any Shareholder (or any group of Shareholders) (referred to in this clause as the "Seller") desires and is entitled to sell Ordinary Shares to a single purchaser or group of purchasers, other than the existing Shareholders (referred to in this clause as the "Buyer") so that, as a result of such transactions and all previous or contemporaneous transactions, if any, with any person or persons, the Buyer, together with any persons not acting at arm's length with the Buyer, would hold in the aggregate not less than 50% of the issued and outstanding Ordinary Shares.

         (a) Such sales shall be permitted only if the Buyer, within 15 days before the Sale Date referred to in clause 4.6, then makes an offer (the "Tag Along Offer") in writing irrevocable for 10 days to all other Shareholders holding Ordinary Shares to purchase at the same price and upon the same terms and conditions the same proportion of Ordinary Shares as is being purchased by the Buyer from the Seller from each such other Shareholder. Such Tag Along Offer may be accepted and completed without further compliance by the other Shareholders with the provisions of clause 4.6.

         (b) The Seller shall be deemed to warrant to the Other Shareholders receiving the Tag Along Offer, and the Buyer shall be required to make in writing in its Tag Along Offer, a representation and warranty that no direct or indirect collateral benefit or supplementary consideration (whether or not in the nature of a tangible or intangible asset, money, property, security or other benefits or opportunities) has been or is to be paid or received by the Buyer, or any other person not at arm's length with it, in connection with such Tag Along Offer and that such Tag Along Offer is not made as part of or in connection with any other transaction. Each Other Shareholder may obtain from the Seller and such Buyer and review all documents relevant to this issue of supplementary consideration.

4.8      "DRAG-ALONG" RIGHTS

         (a) The following rights and obligations apply to transactions to which clause 4.6 applies, where, after compliance first with the provisions of clause 4.6 and next with the provisions of clause 4.7, any Shareholder (or any group of Shareholders) (referred to in this clause as the "Seller") desires and is entitled to sell Ordinary Shares to any person, other than the existing Shareholders (referred to in this clause as the "Buyer") with whom the Seller deals at arm's length so that, as a result of such transactions(s) and all previous or contemporaneous transactions, if any, with any person or persons, the Buyer, together with any persons not acting at arm's length with the Buyer, would hold in the aggregate not less than 50% of the issued and outstanding Ordinary Shares.

         (b) In such circumstances, the Buyer may at its option, by written notice to all Shareholders who are not Sellers given at least 5 days before the Sale Date referred to in clause 4.6, require such other Shareholders to sell to the Buyer on the Sale Date the same proportion of such other Shareholder's Ordinary Shares as the Seller is selling to the Buyer at the same price (and if the price is not payable in cash then the cash equivalent of such price) and on the same terms as apply to the sale by the Seller to such Buyer of the Seller's Ordinary Shares and clause 4.6 shall not apply to such sales by such other Shareholders.

5.       GENERAL SALE PROVISIONS

5.1      CLOSING PROVISIONS

         If a purchase and sale of shares is effected pursuant to this Agreement, the following shall apply subject to any express provisions to the contrary:

         (a)      For the purposes of this clause:

                  (i) "CLOSING"means the closing of the transaction of purchase and sale contemplated by clauses 4.5 or 4.6 of this Agreement which shall occur at 11:00 a.m. on the Closing Date;

                  (ii) "CLOSING DATE" means, in case of clause 4.5, 10 business days following the determination of Fair Market Value, in the case of clause 4.6, the Sale Date;

                  (iii) "PLACE OF CLOSING" means the office of the solicitors of the Company;

                  (iv) "VENDOR" means the party who is selling Shares pursuant to this Agreement; and

                  (v) "PURCHASER" means the party or parties who are purchasing Shares pursuant to this Agreement.

         (b)      At Closing, the Vendor shall deliver to the Purchaser:

                  (i) certificates for all Shares of the Company owned by the Vendor duly endorsed in blank for transfer;

                  (ii) a certificate representing and warranting that the Vendor owns the Shares being sold with good title thereto free and clear of all encumbrances and claims whatsoever and that the Vendor has the unrestricted power and authority to sell the Shares to the Purchaser, which representations and warranties shall survive Closing;

                  (iii)    a signed stamp duty declaration; and

                  (iv) all other documents necessary or desirable in order to carry out the intent of this Agreement;

                  and, where all of its Shares in the Company are being sold, the Vendor shall also deliver to the Purchaser at Closing:

                  (v) the resignation of the Vendor and any nominees of the Vendor as employees, officers and directors of the Company; and

                  (vi) a release of all claims the Vendor and any person resigning under subparagraph (iii) above have or may have against the Company and the Purchaser except for previously due agreed amounts or amounts then in dispute.

         (c)      The Purchaser shall deliver to the Vendor the following:

                  (i) a bank cheque payable to the Vendor for the purchase price; and

                  (ii) all other documents necessary or desirable in order to carry out the intent of this Agreement.

         (d) Where the Vendor is selling all of its Shares in the Company, the Purchaser shall indemnify and save harmless the Vendor against the debts, obligations and liabilities of the Company relating to periods after Closing.

         (e) If, at Closing, the Vendor (or any of its associates) shall be indebted to the Company in an amount recorded on the books of the Company and verified by the accountants or auditors of the Company, the Purchaser shall pay the purchase price of the Shares to the Company, and the Company shall deduct such debt therefrom and shall forthwith pay the balance, if any, to the Vendor.

         (f) If, at Closing, the Company shall be indebted to the Vendor (or any of its associates) in an amount recorded on the books of the Company and verified by the accountants or auditors of the Company, then, at the option of the Purchaser:

                  (i) the Company shall pay such debt to the Vendor (or any of its associates) by bank cheque at Closing; or

                  (ii) the Purchaser shall purchase such indebtedness for the full amount thereof, free and clear of all encumbrances and claims whatsoever.

         (g) If, at Closing, the Vendor (or any of its associates) shall have any personal guarantees, securities or covenants pledged with any Person to secure an indebtedness, liability or obligation of the Company, then the Company and the Purchaser shall use all reasonable efforts to deliver up or cause to be delivered up to Vendor and cancel or cause to be cancelled such guarantees, securities and/or covenants at or before Closing. If such is not possible, the Purchaser shall, at Closing indemnify and save harmless the Vendor (or any of its associates) from and against all claims arising out of any such guarantees, securities and/or covenants referable to any period of time after Closing.

         (h) If on the Closing Date the Vendor neglects or refuses to complete the purchase and sale or does not comply with the procedures set out in this Agreement, the Purchaser has the right upon such default (without prejudice to any other rights), upon:

                  (i) payment by it of the full amount of the purchase price to the solicitor for the Company in trust for, on behalf of and in the name of, the Vendor, and,

                  (ii) delivery by it to the solicitor for the Company of any documents required to be delivered to the Vendor on Closing,

                  to complete the transaction as above described, and such Purchaser is hereby irrevocably constituted the true and lawful attorney of the Vendor for such purpose.

         (i) All deliveries to be made at Closing shall be made at the Place of Closing.

6.       FAIR MARKET VALUE

6.1      MEANING OF "FAIR MARKET VALUE"


         (a) The "Fair Market Value" of any Shares shall mean at any time the fair market value thereof determined by the auditors or accountants of the Company (hereinafter referred to in this clause as the "auditors"), subject to the express terms of this Agreement, in accordance with such procedures and applying such valuation principles as the auditors shall consider to be appropriate, fair and reasonable in all circumstances.

         (b) In valuing the Shares of the Company under clause 6.1(a) no minority discount by reason of a minority shareholding in the Company shall be applied and the fair market value of such Shares shall be the fair market value of the Company on a going concern basis multiplied by a fraction, the numerator of which is the number of Shares being valued of the Company, and the denominator of which is the number of all outstanding Shares of the Company.

         (c) A Shareholder, exercising any of the rights granted hereby, shall, not later than ten (10) business days following the giving of any written notice required hereunder, give written notice to the other Shareholder and with a copy to the auditors requesting the auditors to determine the Fair Market Value of the Shares and specifying the clause under which such right is being exercised. In addition, either of the Shareholders shall be entitled at any time, upon written notice to the other Shareholder, to request the auditors to determine the Fair Market Value of the Shares. Each Shareholder shall be entitled to receive a copy of any determination of Fair Market Value provided by the auditors.

         (d) The party making a request of the auditors under clause 6.1(c) shall be liable for the reasonable fees of the auditor in so doing. In the event that a party which wishes to make such a request cannot agree in advance with the auditors as to the fees payable in connection with the valuation, such party shall be entitled, upon written notice to the other Shareholder, to appoint any other nationally recognised firm of chartered accountants to carry out such valuation and in that event, all references in this Agreement to the "auditors" shall be deemed a reference to such other firm so appointed.

         (e) Immediately upon receipt of a written request given under clause 6.1(c) to do so, the auditors shall proceed to determine the Fair Market Value of the Shares. Such determination shall be made by the auditors as expeditiously as possible and in any event within a period of sixty (60) days following the receipt by the auditors of the written request. In the event that the auditors fail for any reason whatsoever to make their determination within such period, any party shall be entitled to immediately refer the determination of the Fair Market Value of the Shares to a national firm of chartered accountants selected in the manner described in clause 6.1(g).

         (f) Immediately upon a determination by the auditors of the Fair Market Value of the Shares, the auditors shall give notice in writing to each of the Shareholders of their determination and of reasonable particulars of the basis upon which such value was determined. In the event that none of the Shareholders gives written notice to the auditors (with copies to the other Shareholder) within a period of fifteen (15) business days following its receipt of the auditors' determination that such party disputes the determination, then, except as hereinafter provided, the determination by the auditors of the Fair Market Value of the Shares shall be final and binding on all parties.

         (g) In the event that notice is given to the auditors within the period referred to in clause 6.1(f) that a party disputes the determination of the auditors, the matter shall be referred to one of the following national firms of chartered accountants who are not at that time the auditors for the Company or any of the Shareholders and who shall be agreed upon by the
                  Shareholders:

                  o  KPMG;
                  o  PriceWaterhouseCoopers;
                  o  Ernst & Young;
                  o  Delloitte Touche Tomatsu;
                  o  Arthur Anderson

                  If the Shareholders are unable to agree upon such national firm of chartered accountants, any Shareholder may apply to the President of the Law Society of New South Wales upon not less than five (5) business days notice requesting that such President appoint such national firm of chartered accountants. The decision of such President shall be final and binding upon the parties and not subject to appeal. Such national firm of chartered accountants shall thereupon proceed to determine the Fair Market Value of the Shares. Such chartered accountants shall make their determination, after assessing any submissions made to them by any Shareholder wishing to make submissions, but always subject to the express terms of this Agreement and in accordance with such procedures and applying such valuation principles as they consider to be appropriate, fair and reasonable in all the circumstances. The determination of Fair Market Value by such national firm of chartered accountants shall be final and binding upon all of the parties and shall not be subject to appeal.

         (h) Each of the parties hereto agrees to co-operate in good faith with each of the other parties hereto and the auditors to permit the determination of the Fair Market Value of the Shares including the preparation of the valuation contemplated under clause 6.1(g).

7.       TERMINATION

7.1      TERMINATION

         This Agreement shall, subject to clause 7.2, continue in force until the earlier of:

         (a) the date on which only one Shareholder holds Shares and, if outstanding, the Convertible Notes of the Company;

         (b) the date this Agreement is terminated by written agreement by all parties who are then Shareholders of the Company;

         (c) the date the Company is listed for quotation on an Australian Stock Exchange; and

         (d)      when the Company is wound up.

7.2      SURVIVAL

         The provisions of sub-clause 5.1(d) and this clause 7.2 shall survive termination of this Agreement.

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

8        GENERAL

8.1      APPLICATION OF AGREEMENT

         Except as the parties hereto may otherwise agree, this Agreement shall apply to all Shares from time to time outstanding.

8.2      LEGEND

         Reference to and notice of this Agreement shall be endorsed on all share certificates issued by the Company.

8.3      VOTING POWER

         The parties hereto shall at all times use their voting powers (whether expressed by way of vote or written consent) in accordance with the provisions of this Agreement and for the purpose of effectuating the same and for the purposes of ensuring that the directors of the Company shall exercise their powers as members of the board consistently with the provisions of this Agreement and for the purpose of effectuating the same.

8.4      AMENDMENTS.

         This Agreement may be amended in writing by consent of the parties hereto which shall be binding on all parties to this Agreement.

8.5      ASSIGNMENT

         This Agreement is not assignable by any party except insofar as its benefit and burden pass with the Shares transferred in accordance with its provisions. This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators, committees, curators, successors, receivers, trustees in bankruptcy, liquidators or any other legal representatives of the parties hereto.

8.6      NOTICES

         Any notice to be given under this Agreement shall be in writing and delivered, faxed or mailed by prepaid mail addressed to the party to whom it is to be given at his address as shown below or, in the alternative, may be by telephone or similar means of communication providing that confirming notice in writing is sent as aforesaid within two business days thereafter and shall be deemed to have been received on the day of delivery, fax or communication by telephone or similar means of communication or on the fourth business day after mailing as aforesaid, as the case may be. In the case of disruption in postal services, any notice if mailed shall not be deemed to have been given until it is actually delivered to the party to which it is given. Notices shall be addressed as shown below or at such other address as shall be designated by such party in a written notice to the other:


                  If to VIQ, at:
                  VoiceIQ Inc.
                  240 Riviera Drive
                  Markham, Ontario
                  L3R 5M1
                  Attention:        Terry Graham, President & CEO

                  Facsimile:        (905) 948-8276
                  if to B2G, at:
                  o
                  Attention:        o
                  Facsimile:        o
                  if to the Company, at:
                  B2G Legal Pty Ltd.
                  Level 9
                  124 Phillip Street
                  Sydney, NSW  2000
                  Attention:        o
                  Facsimile:        o

8.7      BINDING EFFECT

         Any other Agreement to be bound hereby and any other Agreement in favour of the parties hereto shall be effectively delivered to each party by delivering to the Secretary of the Company a signed copy thereof and the Secretary shall thereupon forward a photocopy of such copy to each party hereto.

8.8      ENFORCEMENT

         It is expressly understood and agreed that the covenants, Agreements and obligations herein expressed to be observed and performed by the parties hereto may be enforced by any one of the parties hereto without joining the other parties hereto in any proceedings.

8.9      SEVERABILITY

         The invalidity of any provision of this Agreement or any covenant herein contained on the part of any party shall not affect the validity of any other provision or covenant hereof or herein contained.

8.10     COUNTERPARTS

         This Agreement may be executed in several counterparts, each of which when executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

8.11     COSTS AND STAMP DUTY

         Each party shall bear its own costs in relation to this Agreement and the Company shall be liable for all stamp duty and similar transaction taxes arising under or in connection with this Agreement.

8.12     WAIVER DOES NOT EXCUSE LATER BREACH

         The waiver by any party of any breach of any term of this Agreement shall not prevent the subsequent enforcement of that term in respect of and shall not be deemed a waiver of any subsequent breach of that term.

8.13     GOVERNING LAW

         The laws of New South Wales shall govern this Agreement.

EXECUTED AS A DEED by VOICEIQ INC:



/s/ SHEKHAR BHALLA                          /s/ LARRY A. BEARD
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Signature of Witness                        Signature


SHEKHAR BHALLA                              LARRY A. BEARD
----------------------------------------    -----------------------------------
Name of Witness in full


EXECUTED AS A DEED by B2G.COM LIMITED:




----------------------------------------    -----------------------------------
Signature of Witness                        Signature



----------------------------------------    -----------------------------------
Name of Witness in full


EXECUTED AS A DEED by B2G LEGAL PTY LTD:




----------------------------------------    -----------------------------------
Signature of Witness                        Signature



----------------------------------------    -----------------------------------
Name of Witness in full




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